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                                                                    EXHIBIT 15.2

                           PETROLEUM GEO-SERVICES ASA

                         REMUNERATION COMMITTEE CHARTER


PURPOSE:

The Remuneration Committee (the "Committee") is appointed by the Board and shall act as preparatory body in connection with the Board's supervisory role, with respect to the Total Compensation (defined as compensation, benefits and perquisites) of the Company's CEO and other Senior Executives, to prepare matters for which the Board of Directors maintain responsibility and decision making.

MEMBERSHIP:

The Committee shall consist of at least two members to be elected by the Board of Directors at its first meeting following the annual shareholders' meeting. A Committee Chairperson will be designated by the Board of Directors.

If the Chairperson of the Board of Directors is not an elected member of the Committee, the Chairperson shall be notified about and asked to take part in the meeting where the Committee reviews corporate and individual goals and objectives relevant to CEO Total Compensation, and evaluates the CEO's performance relative to those goals and objectives, and makes a proposal for the CEO's Total Compensation level based on this evaluation.

All members of the Committee shall be "independent directors" in accordance with Norwegian law and applicable provisions of the Securities Exchange Act of 1934 and the listing standards of the New York Stock Exchange. New Committee Members will receive appropriate training and orientation.

RESPONSIBILITIES:

The following shall be the principal duties and responsibilities for which the Committee supports the Board in the administration and exercise of the Board's responsibility for supervisory oversight:

        - The Committee will make recommendations for the Board of Directors approval, all aspects of Total Compensation for the CEO of the Company, including, but not limited to:

                    i. A review of corporate and individual goals and objectives relevant to CEO Total Compensation, an evaluation of the CEO's performance relative to those goals and objectives, and a proposal for the CEO's Total Compensation level based on this evaluation.

                    ii. In making a proposal for the long-term incentive component of CEO Total Compensation, the Committee will consider the Company's performance, relative shareholder return, the value of long-term incentive compensation given to CEO's at comparable companies, and the awards given to the CEO in past years.


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        -      The Committee will review and advise on proposals made by the CEO with regard to the Total Compensation of Senior Executives of the Company.

        - When fulfilling its responsibilities under Items 1 and 2 (above), the Committee will consider the Total Compensation of all levels of employees within the Company, in order to provide an appropriate context for making decisions at the Senior Executive levels.

        - The Committee will make recommendations to the Board with respect to incentive compensation and equity-based incentive plans that require shareholder approval, and will act as a preparatory body for the Board of Directors in the management of the Company's shareholder-approved award and options plan(s).

        - Other duties and responsibilities as may be assigned to the Committee, from time to time, by Board of Directors.

        - The Committee shall produce an annual Remuneration Committee Report on Senior Executive compensation for inclusion in the Company's proxy statement in accordance with all applicable rules and regulations.

        - Review the Committee Charter shall be reviewed at least annually and revised as appropriate. The Committee shall conduct an annual evaluation of Committee performance.

MEETINGS:

The Committee shall meet as often as it deems appropriate and necessary. The Committee will meet when called by the committee chairperson or by two members or when requested by the chairperson of the Board of Directors or the CEO. The committee chairperson and one member shall constitute a quorum.

REPORTS TO THE BOARD OF DIRECTORS:

At least every quarter, the Remuneration Committee shall report to the Board. The Committee shall prepare and submit minutes from its meetings to the Board of Directors. Such minutes shall contain recommendations for Board action and decision when appropriate.

The chairperson of the Remuneration Committee shall ensure that the Board of Directors after every Remuneration Committee meeting receives a report on the work of the Remuneration Committee and that all matters before the Remuneration Committee requiring the decision of the Board of Directors is placed on the agenda of the Board of Directors and that adequate documentation in support of the decision is provided to the Board of Directors.